Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

Adial Pharmaceuticals, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.001 per share	(1)	457(a)	13,823,512	$0.3060	$4,229,994.67	0.0001381	$584.16

Total Offering Amounts:							$4,229,994.67		584.16
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$584.16

__________________________________________
Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers such an indeterminate amount of shares of common stock as may become issuable to prevent dilution resulting from stock splits, stock dividends and similar events.

The amount registered consists of up to 13,823,512 shares of the Registrant’s common stock held by certain selling stockholders.

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the shares of common stock on the Nasdaq Capital Market on December 9, 2025 (such date being within five business days of the date that this registration statement was first filed with the Securities and Exchange Commission, in accordance with Rule 457(c) under the Securities Act).